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                                  EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of May 31, 2001, is made and entered into by and between Billserv, inc., a Nevada corporation, having an office address at 1100 N.W. Loop 410, San Antonio, Texas 78213 ("Billserv " or the "Company") and the individual named in Schedule 1 hereto, residing at the address listed in
Schedule 1 (hereinafter referred to as the "Executive").

                              W I T N E S S E T H:

WHEREAS, the Company desires to hire and retain the Executive as an Executive to perform certain services for the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and on the attached Schedule, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.        EMPLOYMENT OF EXECUTIVE.

          (a) The Company hereby employs the Executive in the capacity and for the position set forth on Schedule 1 attached hereto. Executive hereby accepts such employment with the Company upon the terms and conditions hereinafter set forth. Executive further agrees to serve as the Chairman of the Board of Directors of the Company (the "Board") during the term of this Agreement.

          (b) The duties of the Executive shall include the duties and services described in Schedule 1, which duties and services shall at all times be subject to the direction, approval and control of the Board and shall include such other duties, as may be assigned by the Board commensurate with the responsibilities normally associated with Executive's position.

2.        SERVICES TO BE RENDERED.

          (a) Executive shall perform such duties as are usually performed by an Executive with the position set forth in Schedule 1 of a business similar in size and scope as the Company and such other reasonable additional duties as may be prescribed from time to time by the Company which are reasonable and consistent with the Company's operations, taking into account Executive's expertise and job responsibilities. During the term of this Agreement, Executive agrees to devote his full time and attention to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to Executive and to use reasonable efforts to perform faithfully and efficiently such responsibilities. The Executive will use Executive's best efforts to promote the interests of the Company.

          (b) During this Agreement, it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (iii) manage personal investments or companies in which personal

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                    investments are made so long as such activities do not
                    significantly interfere with the performance of Executive's responsibilities with the Company and which companies are not in direct competition with the Company. Any income incurred by Executive outside the scope of his employment and permitted pursuant to the provisions hereof, shall inure to the benefit of Executive, and the Company shall not claim any entitlement thereto; provided, however, that any income derived by Executive related to the business of the Company, including, without limitation, compensation for serving on boards of directors of companies in which the Company has a significant investment, shall be paid over to the Company as and when received.

          (c) During the term of this Agreement, the Company shall furnish, at Executive's principal place of employment, an office, furnishings, secretary and such other facilities commensurate and suitable to his position and adequate for the performance of his duties hereunder.

3.        TERM.

          (a) Term of Employment. The term of this Agreement (the "Term") shall commence effective as of the date hereof (the "Commencement Date"), and shall continue until December 31, 2002, unless (i) extended by the mutual agreement of the Company and the Executive or (ii) extended or terminated as hereinafter provided.

          (b) Termination of Employment by the Company for Cause. The Company may terminate Executive's employment if such termination is for "Cause" (as defined herein) and Cause is not cured by Executive within any available cure period provided below. Such notice must set forth in reasonable detail the facts underlying the claim of Cause. For the purposes of this Agreement, "Cause" shall be defined as any of the following, which act or omission is in bad faith by Executive without a reasonable belief that such act or omission would benefit the Company:

                    (i) a default or breach by Executive of any of the provisions of this Agreement materially detrimental to the Company which is not cured within 15 days following written notice thereof;

                    (ii) actions by Executive constituting fraud, embezzlement or dishonesty which result in a conviction of a criminal offense not yet overturned on appeal;

                    (iii) actions by Executive in intentionally furnishing materially false, misleading, or omissive information to the Company's Board of Directors that is materially detrimental to the Company;

                    (iv) actions constituting a breach of the Sections 7 or 8 of this Agreement which is materially detrimental to the Company;

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                    (v)       acts or omissions which constitute willful failure
                              to follow reasonable and lawful directives of the Company's Board of Directors, which are consistent with Executive's job responsibilities and performance which is not cured within 15 days following written notice thereof.

                    Upon termination for Cause, Executive shall immediately cease to have any power of his position, but shall nevertheless be given a reasonable opportunity to access his office with the Company for the purpose of retrieving his personal goods and files. If any conviction pursuant to
                    Section 3(b) above is overturned on appeal, Executive will be deemed to have been terminated without Cause as of the effective date of his earlier termination.

          (c) Termination Without Cause. The Company has the right to terminate this Agreement without Cause upon written notice, subject to payment by the Company of the Deferred Compensation described in Section 4(c) herein. In such event, Executive shall cease to have any power of his office as of the effective date of the termination specified in such written notice.

          (d) Termination by Executive. Executive may terminate this Agreement upon 30 days' written notice after the occurrence of a material default of this Agreement by the Company, which default is not cured within the 30- day notice period. Such notice shall set forth in reasonable detail the acts underlying the default. If Executive terminates this Agreement under this Section 3(d), Executive shall be entitled to the Deferred Compensation as described in
                    Section 4(c) herein.

          (e) Termination by Executive Upon Change of ControlThe Company (or its successor) at its sole option, by written notice to the Executive not later than 30 days after the effective date of a "Change of Control" may extend this Agreement for a period not to exceed one year from the effective date of any such Change of Control, on terms not less favorable than those set forth in this Agreement. During any such extension, if Executive terminates this Agreement without Cause or Good Reason prior to the expiration of the applicable period of extension, Executive shall not be entitled to the Deferred Compensation described in Section 4(c).

                    Upon the expiration of any extension of this Agreement as provided above, or if no such extension is applicable, upon a Change of Control, Executive shall be entitled to the Deferred Compensation described in Section 4(c) herein. Change of Control is defined for the purposes of this Agreement as any of the following acts:

                    (i) The acquisition by any person, entity or "group" within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a person, entity or "group" that includes Executive, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (A) more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board of Directors or (B) more than 40% of the combined voting power of the then outstanding

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                              voting securities entitled to vote generally in
                              the election of the Board of Directors ; or

                    (ii) If the individuals who serve on the Board of Directors as of the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, any person who becomes a director subsequent to the Commencement Date, whose election or nomination for election was approved by a vote of at least a majority of the directors then constituting the Incumbent Board, shall for purposes of this Agreement be considered a member of the Incumbent Board; or

                    (iii) Approval by the Company's equity holders of (A) a merger, reorganization or consolidation whereby the Company's equity holders immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the combined voting power of the surviving entity's then outstanding voting securities entitled to vote generally in the election of directors; or (B) liquidation or dissolution of the Company; or (C) the sale of all or substantially all of the assets of the Company.

          (f) Termination by Executive for Good Reason. Executive may terminate this Agreement upon 30 days' written notice if (i) Executive's duties are materially diminished or altered in a manner contrary to Section 1 and 2 of this Agreement, (ii) Executive's title is altered in a material and adverse manner, (iii) Executive's reporting relationship is materially and adversely modified, (iv) Executive's Base Salary, as provided hereunder, is diminished, (v) the methodology for calculating Executive's Bonus Compensation, as provided hereunder, is adversely (from the Executive's point of view) altered or (vi) the Company shall relocate its executive offices more than 40 miles from their current location (collectively "Good Reason"). Upon such termination Executive shall be entitled to the Deferred Compensation described in Section 4(c) herein.

          (g) Termination by Executive Without Good Reason. Executive may terminate this Agreement without Good Reason upon 30 days' written notice. Upon the termination date specified in such written notice (which date shall be not more than 30 days following the date of such notice) Executive shall cease to have any power of his office.

          (h) Automatic Extension. This Agreement shall be automatically extended for successive one-year periods at the end of the initial term and each extended term thereafter, unless either party provides written notice of termination to the other party at least three months prior to the expiration of the initial or such extended term, respectively. In the event the Company terminates this Agreement or fails to renew this Agreement or does not permit the automatic extension to occur at the end of any term hereof, Executive shall be entitled to receive his Deferred Compensation under
                    Section 4(c) hereof.

4.        COMPENSATION.

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          (a)       Base Salary.

                    (i) Executive shall receive a base salary as set forth on Part I of Schedule 4(a) attached hereto.

                    (ii) Each January, the Board of Directors of the Company shall review Executive's performance and the Board of Directors may in its sole discretion elect to increase the salary then paid to Executive above the amount set forth on Schedule 4(a)(i), however, there shall be absolutely no obligation to do so.

          (b)       Bonus Compensation.

                    (i) The Executive shall receive as "Bonus Compensation" each year, the amount calculated in accordance with Schedule 4(b) attached hereto.

                    (ii) If at anytime hereafter, the Company shall adopt a bonus program, an option program or any other form of equity participation for senior executive officers of the Company, the Executive shall be eligible to participate in such bonus program, option program or other form of equity participation in a manner and capacity commensurate with his position and duties.

          (c)       Deferred Compensation.

                    (i) When Due. Executive (or his estate as the case may be) shall be entitled to the Deferred Compensation as calculated below, the initial installment of which is to be paid within 30 days after the event giving rise to the payout (except as provided below) in the event that Executive's employment is terminated for any of the following reasons herein: (A) death of Executive; (B) termination by the Company without cause pursuant to Section 3(c); (C) termination by Executive upon default by the Company pursuant to Section 3(d); (D) termination by Executive after a Change of Control pursuant to Section 3(e); (E) termination by the Executive pursuant to Section 3(f); (F) termination by the Company pursuant to Section 3(h); or (G) termination by the Company pursuant to Section 7(a).

                    (ii) Amount. The Deferred Compensation shall be the amount ("Base Deferred Compensation") which is calculated as the greater of (A) the Base Salary payments Executive would have received had his employment continued for the remaining term of this Agreement (including yearly increases calculated at the maximum increase for the prior two years); or (B) an amount equal to 2.95 times the higher annual compensation earned by Executive in the past two years (including both Base Salary and Bonus Compensation). In addition to the Base Deferred Compensation, Executive shall be entitled to the following (which, together with the Base Deferred Compensation and the Bonus Deferred Compensation (as defined below) shall be collectively called the "Deferred Compensation") all of the benefits otherwise provided in this

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                              Agreement (including automobile expenses) during
                              that period of time which is the greater of (X) the remaining term of this Agreement, or (Y) one year (the "Deferral Period"), and an amount equal to the pro rata portion of the Bonus Compensation for the year in which executive's employment is terminated determined on the basis of the number of days elapsed in such year prior to such termination (the "Bonus Deferred Compensation"). The Deferred Compensation herein shall be deemed liquidated damages resulting from the Company's termination of this Agreement and shall be Executive's sole and exclusive remedy for any such termination. Deferred Compensation shall not be diminished or offset by reason of any earnings by Executive subsequent to the date of termination.

          (d) Payment of Deferred Compensation. Except as provided below, the Deferred Compensation shall be paid in monthly installments over the 12 months following the event giving rise to a Deferred Compensation. If such termination is a result of the death of Executive, the initial Deferred Compensation shall be made within 15 days after the personal representative of Executive's estate notifies the Company that Letters of Administration have been filed in the probate proceeding. The Company shall have the option at all times during the term of this Agreement to maintain key man life insurance on Executive's life to cover the cost of any Deferred Compensation due to Executive. If such key man life insurance is maintained, and the Deferred Compensation is due as a result of Executive's death, the Deferred Compensation shall be paid 100% in cash upon Executive's death. The Bonus Deferred Compensation shall be paid in a single lump sum within 90 days of the end of the year in which Executive's employment is terminated.

5.        BENEFITS.

          (a) Executive shall be entitled to a minimum of 4 weeks paid vacation during each 12-month period during the term of this Agreement. In addition, Executive shall be entitled to paid time off for the same holidays as other employees of the Company as established by the Board.

          (b) Executive shall be entitled to reimbursement for all maintenance, insurance and gasoline expenses incidental to the use of one automobile.

          (c) Executive shall be entitled to participate (in a manner and capacity commensurate with his position and duties), subject to eligibility and other terms generally established by the Board, in any employee benefit plan (including but not limited to life insurance plans, stock option plans, group hospitalization, health, dental care (which health insurance shall also cover Executive's dependents), profit sharing and pension, bonus and other benefit plans), as may be adopted or amended by the Company from time to time.

          (d) The Company shall pay the premium on a "whole life" insurance policy on the life of Executive in the initial face amount of seven times Base Salary during the term hereof. Executive shall have the right to designate the beneficiaries of such policies. The Company shall pay timely all premiums on such life insurance,

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                    and on demand provide Executive due proof of such payment.
                    The insurance companies issuing such policies shall be authorized to give Executive, upon his request, any information regarding the status of any such policy. Any dividend declared upon such policy shall be applied to the premium.

          (e) The Company shall pay all initial membership fees and monthly dues on behalf of Executive for Executive's membership in one country club, and one airline club; provided that the aggregate initial membership fees and the annual membership fees of such clubs in the aggregate do not exceed $5,000. Executive shall pay all expenses for such club use that is not otherwise reimbursable as a Company business expense.

          (f) The Company will reimburse Executive for the cost of reasonable tax and financial preparation and planning, including services that may be requested by Executive from time to time pertaining to this Agreement.

          (g) Executive shall receive any such additional benefits that any other executive officer may receive during the term of this Agreement at the reasonable discretion of the Board.

6.        EXPENSES.

The Company shall reimburse the Executive against appropriate vouchers or other receipts for business expenses reasonably incurred by Executive in the performance of Executive's duties pursuant to the terms hereof. Executive is authorized to incur reasonable traveling and other expenses in connection with the Company's business and in performance of his duties under this Agreement. When engaging in business related air travel, the executive may fly first class on domestic flights and business class on international flights. In addition, upon the submission of appropriate vouchers or other receipts the Company shall reimburse Executive for tolls and reasonable business car phone charges. Executive shall submit vouchers or other receipts once per calendar month and shall be reimbursed by Company within 30 days of submission.

7.        DISABILITY.

          (a) In the event of the death of the Executive during the Term, the Executive's employment hereunder shall automatically terminate. In the event that Executive shall become mentally or physically Disabled (as hereinafter defined) so as to be unable to fully perform his duties herein, Executive shall continue to receive his monthly salary for each of the first nine months or any part thereof of any continuous Disability, less any amounts received by him under any disability insurance paid for by the Company. If upon the expiration of nine months of continuous Disability, Executive remains incapacitated (hereinafter, "Permanent Disability"), the Company shall have the right to immediately terminate this Agreement. Such "Permanent Disability" shall be established by a written certification submitted by a medical doctor agreed to by the Executive and the Company. In the absence of agreement, the Company and the Executive shall each nominate a qualified medical doctor and these two doctors shall select a third qualified medical doctor, which third doctor shall make the determination as to total disability. After the termination of these time periods, Executive will receive disability insurance proceeds for the term of such disability.

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          (b)       The Company shall reimburse Executive for the premiums of
                    all insurance policies covering the long and short-term disability of Executive not to exceed $10,000 per annum (as adjusted for increases in the Consumer Price Index) during the term hereof.

          (c) Disability for the purposes of this Agreement shall mean that the Executive is judged disabled pursuant to the Company's long term disability policy.

8.        NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT.

          (a)       During the Term and for a period of two years thereafter:

                    (i) Executive shall not, directly or indirectly, enter into or participate (whether as owner, partner, shareholder, officer, director, salesman, consultant, employee, principal or in any other relationship or capacity) in any business operating or providing services in the United States within any State in which the Company or its affiliates are operating or providing services as of the date of termination which is, or owns, manages or performs Internet billing services, including without limitation as principal or on behalf of others and the development or operation of any network to accomplish same (a "Competing Entity").

                    (ii) Company and Executive understand and agree that the scope and duration of the covenants contained in this Section 8 are reasonable both in time and geographical area and are fairly necessary to protect the Company's legitimate business interests. Such covenants shall survive the termination of Executive's employment except as otherwise provided herein. The parties further agree that such covenants shall be regarded as divisible and shall be operative as to time and geographical area to the extent that they may be made so and, if any part of such covenants is declared invalid or unenforceable, the validity and enforceability of the remainder shall not be affected. Executive hereby warrants to Company that Executive's compliance with each of the restrictive covenants set forth in this Agreement will not, upon the termination, of Executive's employment with the Company for any reason whatsoever, cause Executive to be unable to earn a living that is suitable and acceptable to Executive.

                    (iii) Executive understands and agrees that, due to the highly competitive nature of the Company's industry, the breach of any covenants set out in this Section 8 will cause irreparable injury to the Company for which it will have no adequate remedy at law. Therefore, the Company shall be entitled, in addition to such other remedies as it may have hereunder, to a temporary restraining order and to preliminary and permanent injunctive relief in state or federal court for any breach or threatened breach of Section 8. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Executive,

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                    (iv)      Executive shall not, without the prior written
                              consent of the Company, directly or indirectly,
                              (i) solicit, request, cause or induce any person who is at the time, or 12 months prior thereto had been, an employee of or a consultant of the Company to leave the employ of or terminate such person's relationship with the Company or (ii) employ, hire, engage or be associated with, or endeavor to entice away from the Company any such person, or any customer of the Company or its affiliates or (iii) attempt to limit or interfere with any business agreement or relationship existing between the Company and/or its affiliates with a third party.

                    (v) Executive shall not disparage the business reputation of the Company (or its management team) or take any actions that are harmful to the Company's goodwill with its customers, content providers, bandwidth or other network infrastructure providers, vendors, employees, the media or the public. Executive recognizes that such actions would cause irreparable harm for which there is no adequate remedy at law and that the Company may seek in state or federal court, and is entitled to a temporary restraining order and to preliminary and permanent injunctive relief in state or federal court to stop any such conduct or statements for any breach or threatened breach of this Section 8(e) during the term of this Agreement and for a period of two years thereafter.

                    (vi) Company spends considerable amounts of time, money and effort in developing and maintaining good will in its industry. Executive agrees the covenants contained within this Section 8: (i) are reasonable and necessary in all respects to protect the goodwill, trade secrets, confidential information, and business interests of Company;
                              (ii) are not oppressive to Executive; and (iii) do not impose any greater restraint on Executive than is reasonably necessary to protect the goodwill, trade secrets, confidential information and legitimate business interests of Company.

                    (vii) Executive acknowledges and agrees that promises made by the Company in this Agreement such as (i) the establishment of a term of employment (rather than employment at will) and (ii) the commitment to provide severance compensation in the event of the termination of Executive's employment for reasons other than Cause (subject to certain requirements on the part of Executive), constitute one form of consideration for Executive's agreement to and compliance with the restrictive covenants in this Agreement. Executive acknowledges and agrees that Company's agreement to provide Executive with access to Company's confidential and proprietary information is a separate form of consideration supporting the restrictive covenants in this Agreement. Executive acknowledges and agrees that the Company's agreement to permit the use of the Company's goodwill with the Company's customers, investors and content providers is a

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                              separate form of consideration supporting the
                              restrictive covenants in this Agreement. Executive acknowledges and agrees that the Company's commitment to providing Executive with unique skill development and training is a separate form of consideration supporting the restrictive covenants in this Agreement.

          (b) The Executive acknowledges that no additional compensation (other than that described in Section 4) shall be payable during the Term on account of the obligations described in this Section 8. In consideration of Executive's obligations after the Term described above in this Section 8, Executive shall be paid an amount equal to two (2) times the Base Salary paid to Executive in the year prior to the expiration of the Term. Such amount shall be paid in monthly installments over the two (2) year period during which Executive is obligated under this Section 8.

9.        NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

          (a) The Executive acknowledges that as a result of Executive's employment by the Company, the Executive, both during and after the Term, will obtain secret and confidential information concerning the business of the Company and its affiliates, including, without limitation, financial information, trade secrets, information concerning the operations, sales, personnel, suppliers, customers, costs, profits and pricing policies, "know how" and certain business methodologies (the "Confidential Information").

          (b) During the Term and thereafter, the Executive shall exercise all due and diligent precautions to protect the integrity of the customer lists, mailing lists and sources thereof, statistical data and compilations, agreements, contracts, manuals, memoranda, notes, records, reports or other documents and any and all other materials embodying any Confidential Information (the "Confidential Materials") and, upon the Company's request in writing, Executive shall immediately return to the Company all such Confidential Materials (and copies thereof) then in Executive's possession or control.

          (c) Executive shall not at any time, either during the Term of this Agreement or thereafter, divulge to any person or entity any Confidential Information or deliver or permit any person or entity to obtain any Confidential Materials except
                    (i) when required in the course of performing Executive's duties hereunder, (ii) with the Company's express written consent, (iii) where required to be disclosed by court order, subpoena or other government process or (iv) the Executive shall have no responsibility for the divulgence of any information which is in the public domain. If the Executive shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, the Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order or other governmental process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company's expense, Executive shall (x) take all reasonably necessary steps required by the Company to defend against the enforcement of such subpoena, court order or other government process and (y) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

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          (d)       Upon termination of Executive's employment with the Company, the Executive shall promptly deliver to the Company all Confidential Materials relating to the Company and its affiliates, which Executive may then possess or have under Executive's control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document Executive's financial relationship (both past and future) with the Company.

          (e) The Executive acknowledges that (i) any breach of the provisions of these Sections 8 and 9 may cause substantial and irreparable harm to the Company for which the Company would have no adequate remedy at law and (ii) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its affiliates.

10.       REMEDIES.

          (a) If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 8 or 9, the Company shall have the right and remedy:

                    (i) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction or through arbitration as provided herein;

                    (ii)      cease any payments to Executive required under
                              Section 8(b); and

                    (iii) to require Executive to account for and to pay over the Company all damages suffered by the Company (including consequential and incidental damages) as the result of any transactions constituting a breach of any of the provisions of Sections 8 and 9, and Executive hereby agrees to account for and pay over such damages to the Company;

          (b) The Executive acknowledges that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach may cause substantial and irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In any equitable proceeding to enforce the provisions hereof, the Company shall not have to prove irreparable harm. (However, in a suit for damages Company shall be required to prove the amount of damages actually sustained.)

          (c) Each of the rights and remedies enumerated in Section 10(a) shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of any other rights and remedies available to the Company under law or equity.

          (d) If any provision of Section 8 or 9 is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be enforceable in such modified form.

          (e) The Company and Executive agree that any dispute or controversy arising between any of the parties to this Agreement, or any person or entity in privity therewith, out of the transactions effected and relationships created in connection herewith, including any dispute or controversy involving the formation, terms or construction of this Agreement, regardless of kind or character, will be resolved through binding arbitration held in Bexar County, Texas. The only disputes not subject to mandatory, binding arbitration are requests for injunctive relief. With respect to the arbitration of any dispute or controversy, each party understands that:

                    (i)       arbitration is final and binding on the parties;

                    (ii) each party is waiving its right to seek certain remedies in court, including to right to a jury trial;

                    (iii) discovery in arbitration is different and more limited than discovery in litigation; and

                    (iv) an arbitrator's award need not include factual findings or legal reasoning, and any party's right to appeal or to seek modification of a ruling by the arbitrator is strictly limited.

Each party to this Agreement will submit any dispute or controversy to arbitration before the American Arbitration Association ("AAA") within five days after receiving a written request to do so from the other party. If any party fails to submit a dispute or controversy to arbitration as requested, then the requesting party may commence the arbitration proceeding. The Federal Arbitration Act will govern the proceeding and all issues raised by this Agreement to be arbitrated. Each party to this Agreement will be bound by the determination of any arbitrator or arbitration panel empaneled by the AAA to adjudicate the dispute. Judgment on any arbitration award may be entered in any court of competent jurisdiction.

Any party to this Agreement may bring an action including a summary or expedited proceeding, to counsel arbitration of any such dispute or controversy in a court of competent jurisdiction and, further, may seek provision or ancillary remedies, including temporary or injunctive relief in connection with such dispute or controversy in a court of competent jurisdiction, provided that the dispute or controversy is ultimately resolved through binding arbitration conducted in accordance with the terms and conditions of Section 10(e). If any party institutes legal proceedings in an effort to resist arbitration and is unsuccessful in doing so, the prevailing party is entitled to recover, from the losing party, its legal fees and out-of-pocket expenses incurred in connection with the defense of such legal proceedings.

11.       INDEMNIFICATION.

          (a) To the full extent allowed by law, the Company shall hold harmless and indemnify the Executive, his executors, administrators or assigns, against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by the Executive (net of any related insurance proceeds or other amounts received by the Executive or paid by or on behalf of the Company on the Executive's behalf in compensation of such judgments, penalties, fines, settlements or expenses) in connection with any threatened, actual or completed action, suit or proceeding, whether civil, criminal, arbitral, administrative or investigative, or any appeal in such action, suit or proceeding, to which the Executive was, is or is threatened to be made a named defendant or respondent (a "Proceeding"), because such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary (an "Affiliate Executive") of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (each, a "Company Affiliate"). Upon authorization of indemnification of the Executive by the Board of Directors in accordance with the applicable provisions of the Nevada General Corporation Law (the "NGCL"), the Executive shall be presumed to be entitled to such indemnification under this Agreement upon submission of a Claim (as hereinafter defined). Thereafter, the Company shall have the burden of proof to overcome the presumption that the Executive is so entitled. Such presumption shall only be overcome by a judgment or other final adjudication, after all appeals and all time for appeals have expired ("Final Determination"), adverse to the Executive establishing that such indemnification is not permitted hereunder or by law. An actual determination by the Company (including its Board of Directors, legal counsel, or its stockholders) that the Executive has not met the applicable standard of conduct for indemnification shall not be a defense to the action or create a presumption that the Executive has not met the applicable standard of conduct. The purchase, establishment or maintenance of any Indemnification Arrangement shall not in any way diminish, restrict, limit or affect the rights and obligations of the Company or of the Executive under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and the Executive shall not in any way diminish, restrict, limit or affect the Executive's right to indemnification from the Company or any other party or parties under any other indemnification arrangement, the Certificate of Incorporation or Bylaws of the Company, or the NGCL.

          (b) Subject only to the provisions of this Section 11(b), as long as the Executive shall continue to serve as a director and/or officer of the Company (or shall continue at the request of the Company to serve as an Affiliate Executive) and, thereafter, as long as the Executive shall be subject to any possible Proceeding by reason of the fact that the Executive was or is a director and/or officer of the Company (or served in any of said other capacities), the Company shall, unless no such policies are available in any market, purchase and maintain in effect for the benefit of the Executive one or more valid, binding and enforceable policies (the "Insurance Policies") of directors' and officers' liability insurance ("D&O Insurance") providing adequate liability coverage for the Executive's acts as a director and/or officer of the Company or as an Affiliate Executive. The Company shall promptly notify the Executive of any lapse, amendment or failure to renew said policy or policies or any provision thereof relating to the extent or nature of coverage provided thereunder. In the event the Company does not purchase and maintain in effect said policy or policies of D&O Insurance pursuant to the provisions of this Section 11(b), the Company shall, to the full extent permitted by law, in addition to and not in limitation of the other rights granted the Executive under this Agreement, hold harmless and indemnify the Executive to the full extent of coverage which would otherwise have been provided for the benefit of the Executive pursuant to the Insurance Policies.

          (c) The Executive shall have the right to receive from the Company on demand, or at his option to have the Company pay promptly on his behalf, in advance of a Final Determination of a Proceeding all expenses payable by the Company pursuant to the terms of this Agreement as corresponding amounts are expended or incurred by the Executive in connection with such Proceeding or otherwise expended or incurred by the Executive (such amounts so expended or incurred being referred to as "Advanced Amounts"). In making any claim for payment by the Company of any expenses, including any Advanced Amount, pursuant to this Agreement, the Executive shall submit to the Company a written request for payment (a "Claim"), which includes a schedule setting forth in reasonable detail the dollar amount expended (or incurred or expected to be expended or incurred). Each item on such schedule shall be supported by the bill, agreement or other documentation relating thereto, a copy of which shall be appended to the schedule as an exhibit.

                    Where the Executive is requesting Advanced Amounts, the Executive must also provide (i) written affirmation of such Executive's good faith belief that he has met the standard of conduct required by law for indemnification, and (ii) a written undertaking to repay such Advanced Amounts if a Final Determination is made that the Executive is not entitled to indemnification hereunder.

          (d) The Company shall not be liable under this Agreement to make any payment in connection with any claim made against the Executive for an accounting of profits made from the purchase or sale by the Executive of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of any state statutory law or common law.

          (e) All agreements and obligations of the Company contained herein shall continue during the period the Executive is a director and/or officer of the Company (or is serving at the request of the Company as an Affiliate Executive) and shall continue thereafter so long as the Executive shall be subject to any possible Proceeding by reason of the fact that the Executive was a director or officer of the Company or was serving as such an Affiliate Executive.

          (f) Promptly after receipt by the Executive of notice of the commencement of any Proceeding, the Executive shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof, but failure to so notify the Company will not relieve the Company from any liability which it may have to the Executive. With respect to any such Proceeding:

                    (i) The Company shall be entitled to participate therein at its own expense;

                    (ii) Except with prior written consent of the Executive, the Company shall not be entitled to assume the defense of any Proceeding; and

                    (iii) The Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on the Executive without the Executive's prior written consent. The Executive shall not settle any Proceeding with respect to which the Executive has received indemnified amounts or Advanced Amounts without the Company's prior written consent, nor will the Executive unreasonably withhold consent to any proposed settlement.

12.       NOTICE.

Any notice required hereunder shall (a) be delivered by hand or (b) sent by registered or certified mail addressed to the other party hereto at its address set forth above for Company and on Item 1 of the Schedule for Executive or at such other address as notice thereof shall have been given in accordance with the provisions of this Section 12. Any such notice shall become effective (i) if mailed, on the date indicated on the receipt or if not accepted, the date indicated that delivery was attempted, and (ii) in the case of delivery by hand, upon delivery or attempted delivery as shown on the records of the deliveries.

13.       ENTIRE AGREEMENT; AMENDMENTS.

This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto and represents their entire understanding and agreement with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement which is executed by both parties to this Agreement. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach by any party hereto.

14.       SEVERABILITY.

In the event of the invalidity or unenforceability of any one or more provisions of this Agreement, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall be deemed to remain in full force and effect.

15.       ASSIGNMENT; BINDING EFFECT.

This Agreement is not assignable by Executive or the Company without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the Executive and the Company and their successors and assigns. It is agreed that in the event of the termination under this Agreement for any reason, except as expressly provided in this Agreement, all salary and benefits shall cease as of the date of termination provided that all accrued salary, bonus and expenses shall be paid to Executive or Executive's successors, assigns, estate or legal representative as the case may be.

16.       SECTION HEADINGS.

The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.       GOVERNING LAW; VENUE.

This Agreement shall be construed and governed in accordance with the laws of the State of Texas. The parties hereto agree that any actions or proceedings instituted to enforce rights hereunder shall be initiated in Bexar County, Texas.

18.       EXECUTION IN COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instruments.

19.       SECTION 280G PROTECTION.

The Company shall make a cash payment to the Executive at the time set forth below equal to the amount of excise taxes (i.e., the "excise tax gross payments") which Executive would be required to pay pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended ("Code"), as a result of any payments (or any other transfer or deemed transfer of property including any acceleration of stock options or similar instruments) made by or on behalf of the Company or any successor thereto resulting in an "excess parachute payment" within the meaning of Section 280G(b) of the Code. In addition to the foregoing, the cash payment due to the Executive under this Section 19 shall be increased by the aggregate of the amount of federal, state and local income, employment and excise taxes for which the Executive will be liable on account of the cash payments to be made under this Section 19, such that the Executive will receive the excise tax gross-up payment net of all income and excise taxes. The computation of this payment shall be determined, at the expense of the Company, by an independent accounting, actuarial or consulting firm selected by the Company (the "Accounting Firm"). Payment of the cash amount set forth above shall be made at such time as the Company shall determine, in its sole discretion, but in no event later than the date five business days before the due date, without regard to any extension, for filing the Executive's federal income tax return for the calendar year which includes the date as of which the aforementioned "excess parachute payments" are determined. In the event that the Executive is ultimately assessed with excise taxes under Section 4999 of the Code as a result of payments made by the Company or any successor thereto which exceed the amount of excise taxes used in computing the Executive's payment under this Section 19, the Company or its successor shall indemnify the Executive for such additional excise taxes plus any additional excise taxes, income taxes, interest and penalties resulting from the additional excise taxes and the indemnity hereunder.

20.       TAX-RELATED REDUCTION OF PAYMENTS.

          (a) Reduction. Notwithstanding any other provisions in this Agreement, if it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive pursuant to the terms of their Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment", and that there is a Reduced Amount, the amount of Payment to the Executive shall be reduced to such Reduced Amount.

          (b) Reduced Amount. A "Reduced Amount" means the smallest aggregate amount of Payments that (i) is less than the sum of the all Payments (without regard to this Section 20) and
                    (ii) results in the greatest Net After-Tax Receipts to the Executive. "Net After-Tax Receipts" means the present value (determined pursuant to Section 280G(d)(4) of the Code) of Payments, net of (a) federal, state, and local income taxes payable with respect to the Payments, determined by applying the highest marginal income tax rate applicable to individuals in the year of the Executive's termination of employment and by calculating state and local income taxes net of any federal income tax deduction for such taxes and
                    (b) any excise tax payable with respect to such Payments pursuant to Section 4999 of the Code.

          (c) Determinations. All determinations made under this Section 20 shall be made by the Accounting Firm immediately prior to the Change of Control, which firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 20 days after the date of termination of the Executive's employment. Any such determinations by the Accounting Firm shall be binding upon the Company and the Executive. If the Accounting Firm determines that there exists a Reduced Amount, any reduction or elimination in Payments shall be applied first to those Payments that it is determined would otherwise constitute "excess parachute payments" and that are payable to the Executive at the furthest point in time after the date of termination of employment.

          (d) Fees and Expenses and Indemnification. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in Section 20(c) shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages, and expense of any nature resulting from or relating to its determinations pursuant to Section 20(c), except for claims, damages, or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

"Company"

BILLSERV, INC.
--------------


By:
-------------------------------------
Name:
Title: CFO

"EXECUTIVE"
-----------


-----------------------------------------
Name:

                                   SCHEDULE 1
                               EMPLOYMENT CONTRACT



1.        Executive:       Michael R. Long

          Positions:       (i) Chief Executive Officer
                           (ii) Chairman of the Board of Directors

          Duties: Management, operations and administration as appropriate for the Chief Executive Officer and Chairman of the Board of Directors of the Company as further described in the Bylaws of the Company.

                                SCHEDULE 4(a)(i)
                                ----------------


                    $190,000  per annum

                                  SCHEDULE 4(B)
                                  -------------


             BONUS: Not to exceed 40% of the then-current annual salary, ----- as authorized by the Board of Directors.



2.        Executive:       Louis A. Hoch

          Positions:       (i) President
                           (ii) Chief Operating Officer
                           (iii) Director

          Duties: Management, operations and administration as appropriate for the President and Chief Operating Officer and a Director of the Company as further described in the Bylaws of the Company.

                                SCHEDULE 4(a)(i)
                                ----------------


                           $175,000 per annum

                                  SCHEDULE 4(b)
                                  -------------


             BONUS: Not to exceed 40% of the then-current annual salary, ----- as authorized by the Board of Directors.

3 .       Executive:       Terri A. Hunter

          Positions:       (i) Executive Vice President
                           (ii) Chief Financial Officer
                           (iii) Director

          Duties: Management, operations and administration as appropriate for the Executive Vice President and Chief Financial Officer and a Director of the Company as further described in the Bylaws of the Company.

                                SCHEDULE 4(a)(i)
                                ----------------


                           $145,000 per annum

                                  SCHEDULE 4(b)
                                  -------------


                    BONUS: Not to exceed 40% of the then-current annual salary, ----- as authorized by the Board of Directors.


4.        Executive:       Tony L. Diamond

          Position:        (i) Senior Vice President, Sales and Marketing

          Duties: Management, operations and administration as appropriate for the Senior Vice President of Sales and Marketing of the Company as further described in the Bylaws of the Company.

                                SCHEDULE 4(a)(i)
                                ----------------


                           $145,000 per annum

                                  SCHEDULE 4(b)
                                  -------------


                    BONUS: Not to exceed 40% of the then-current annual salary, ----- as authorized by the Board of Directors.

5.        Executive:       Marshall N. Millard

          Positions:       (i) Secretary
                           (ii) Senior Vice President
                           (iii) General Counsel

          Duties: Management, operations and administration as appropriate for the Secretary, Senior Vice President and General Counsel of the Company as further described in the Bylaws of the Company.

                                SCHEDULE 4(a)(i)
                                ----------------


                           $120,000 per annum

                                  SCHEDULE 4(b)
                                  -------------


                    BONUS: Not to exceed 40% of the then-current annual salary, ----- as authorized by the Board of Directors.